UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2019

PARALLAX HEALTH SCIENCES, INC.

(Exact name of Company as specified in its charter)

Nevada	333-231981	46-4733512
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
1327 Ocean Avenue, Suite B Santa Monica, CA 90401 (Address of principal executive offices) 310-899-4442 (Registrant’s Telephone Number)
Copy of all Communications to: Peter V. Hogan Buchalter 1000 Wilshire Boulevard, Suite 1500 Los Angeles, CA 90017 (213) 891-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this current report and unless otherwise indicated, the terms "we", "us", "our", “Company”, and “Parallax” mean Parallax Health Sciences, Inc., a Nevada corporation, and its subsidiaries, unless otherwise indicated.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 5, 2019, in connection with certain Convertible Debentures dated November 14, 2018 in the original face value of $472,788.79 (the “Debentures”), and related Warrants (the “Warrants”), the Company entered into a Debt Settlement and Warrant Retirement Agreement (the “Settlement”) with the Debenture and Warrant Holders (“the Holders”).  As part of the Settlement, the Company agreed to pay the Holders $35,668.68, representing the full and final payment due on the Debentures, net of all previous cash and conversions made to/by the Holders, including principal, interest and premiums.  In addition, the Settlement included the issuance of one million (1,000,000) Shares of the Company’s restricted common stock (the “Shares”) in exchange for the cancellation of all 4,401,760 Warrants previously issued to the Holders in connection with the Debentures.

The Settlement is attached to this Current Report as Exhibit 10.1, and incorporated herein by reference. The disclosures set forth in this Section 1.01 are intended to be a summary only and are qualified in their entirety by reference to the exhibits.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

The disclosures set forth in Item 1.01 are incorporated by into this Item 3.02 by reference. The issuance of the Shares were made in reliance on exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, on the basis that the Registrant had a pre-existing relationship with the investor and there was no public offering.

ITEM 9.01FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Description of Exhibit	Filing Reference
10.1	Debt Settlement and Warrant Retirement Agreement dated June 4, 2019	Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARALLAX HEALTH SCIENCES, INC.

Dated: June 10, 2019	/s/ Paul R. Arena
Paul R. Arena
Chief Executive Officer